Exhibit 10(g)

     This Compensation Settlement and Employment Agreement (the “Agreement “) made as of this 15th day of November 2003, by and between e-Smart Technologies, Inc., a Nevada corporation with an office at 7225 Bermuda Road, Suite C, Las Vegas, Nevada 89119 (the “Company”) and Mary A. Grace, residing at 117 east 57th Street, Apt 24G, New York, New York 10022 (“Grace”). The Company and Grace are sometimes hereinafter individually referred to as a “Party” or collectively as the “Parties”.

W I T N E S S E T H :

        WHEREAS, Grace has been serving as the Company’s President and Chief Executive Officer since January 1, 2001, without the benefit of a written employment agreement and without regular salary or other compensation payments against her agreed upon annual salary; and

     WHEREAS, the Company is indebted to Grace in the sum of Seven Hundred and Fifty Thousand ($750,000) Dollars for accrued salary less $150,000 of personal expenses paid by the Company on grace’s behalf for the three years ended December 31, 2003 (the “Debt”); and

     WHEREAS, the Company and Grace desire to settle the Debt and memorialize the parameters of Grace’s employment by the Company as its President and Chief Executive Officer on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the receipt and adequacy of which is hereby acknowledged and accepted, the Parties hereby agree as follows:

     1. Settlement of the Debt. The Debt is hereby settled and compromised on the following terms and conditions:

        A. Grace, for herself and her heirs, estate and personal representatives hereby releases the Company from any and all obligation to pay the Debt. In consideration for such release, the Company hereby agrees to pay to Grace an amount equal to fifty (50%) percent of any net profit earned by the Company in any year during the term of this Agreement until Grace shall have received an aggregate of $600,000. The annual payment(s) to Grace shall be in preference to dividends and other distributions to any class of the Company’s stockholders; and

B. Solely in consideration for the Company’s return to Grace of a certificate or certificates representing an aggregate of 2,500,000 restricted (i.e., unregistered) shares of Common Stock, $.001 par value per share, of Telpac Industries, Inc., a publicly owned and traded Nevada corporation, the receipt and adequacy of which is hereby acknowledged by Grace, Grace hereby releases the Company from any and all duty or obligation the Company may be deemed to have to Grace under and pursuant to a contemplated agreement by the Company to purchase such shares from Grace.

     2. Employment. The Company hereby employs Grace as the Company’s President and Chief executive Officer and Grace hereby accepts such employment by the Company. Grace hereby represents and warrants that neither her entry into this Agreement nor the performance of her obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation of any nature to which Grace is a party or by which Grace is bound, including without limitation, any non-competition agreement or confidentiality agreement previously entered into by Grace. Grace agrees that she shall provide her exclusive full time to the Company and the obligations of the Company hereunder shall be conditioned upon the continuing availability of Grace’s services as provided herein.

     3. Term. The term of Grace’s employment hereunder, subject to earlier termination as set forth in Section 7 hereof, shall be for a five (5) year period commencing as of the date hereof (the “Term”).

     4. Duties. Grace shall provide services as necessary to supervise, manage and oversee the general operations of the Company within and pursuant to the goals and policies established by the Board of Directors of the Company. Grace shall perform her duties hereunder faithfully and to the best of her ability. Grace shall follow and implement the directives of the Board of Directors of the Company regarding the day-to-day operations of the Company.

     5. Compensation. The Company shall provide Grace with the following compensation as payment in full for the services to be rendered by Grace under this Agreement:

        A. Salary. During the first and/or second year of the Term, or until the Company achieves profitable operations, whichever sooner occurs, the Company shall pay and Grace hereby accepts, a salary at the rate of Two Hundred and Fifty Thousand ($250,000) Dollars per annum, payable in accordance with the payroll practices of the Company, Grace’s monthly compensation shall be earned each month by the performance of services hereunder for the prior month, and the statement herein of the total of such compensation for the Term shall not imply that said compensation is payable in advance or that it is earned prior to the performance of the services provided hereunder. All amounts payable to Grace under this Agreement will be subject to applicable withholding and other taxes imposed by any governmental body with jurisdiction. Grace shall be solely responsible for all taxes or other charges imposed upon her by any taxing authority with respect to her compensation hereunder and hereby indemnifies and holds the Company free and harmless of and from any and all such taxes or other charges or any claims, liabilities, costs and expenses, including reasonable attorneys’ fees, arising from and in connection with any such matters and to the extent that any such taxes, charges, claims, liabilities or costs are imposed on the Company for which Grace is responsible due to any payment of compensation to Grace. The Company may offset any such claimed amounts against any amounts otherwise due to Grace hereunder.

        As soon as practicable following the end of the first fiscal quarter in which the Company’s unaudited quarterly financial statements reflect a net profit from operations, the Company’s Board of Directors shall convene a special meeting of the Compensation Committee for the purpose of making an upward adjustment to the annual compensation payable to Grace under this Agreement (the “Adjustment”). The Adjustment shall be comprised of two components. The first component shall bring Grace’s annual salary reasonably in line with the salary payable to Chief Executive Officers of other publicly owned companies with approximately equal market capitalizations as that of the Company at the time of the Adjustment. The second component shall establish numerical milestones and monetary rewards for incentive compensation payable in the event Grace is responsible for securing major contracts for the Company’s Super Smart card™ technology. Grace shall have the option, exercisable on written notice to the Company, to have her incentive compensation payable in the form of a bonus.

        B. Other Non-Salary Benefits. Grace shall be entitled to receive the same non-salary benefits generally made available to the executive officers of the Company as a group, which may include, but not be limited to, vacation and holiday time, life insurance, medical coverage, disability plan, and any other employee benefit plan; provided, however, that Grace shall pay the employee contribution of any such benefit and shall bear the appropriate deductible portion of any such benefit, in each case, to the extent applicable to all of the members of the group.

        C. Stock Option. As additional compensation, and subject to the terms and conditions hereinafter set forth, the Company hereby grants to Grace and Grace hereby accepts the exclusive and non-transferable right and option for a term of five years from the December 1, 2003, date of grant (the “Option”) to purchase an aggregate of 17,000,000 shares of the Company’s Common Stock, $.001 par value per share (the “Option Shares”) under and pursuant to the Company’s 2003 Long Term Incentive Plan (the “Plan”). The Option shall be subject to the following terms and conditions:

                  (i) Finalization of Stockholder Approval. Grace hereby acknowledges that the Plan was adopted by written consent of a majority of the Company’s stockholders. Accordingly, Grace hereby agrees and consents that the Company’s ability to grant the Option to her as well as her ability to exercise the same is and shall continue to be subject to the Company’s preparation and filing of an Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the mailing thereof to the Company’s stockholders (the “Compliance”).

            (ii) Exercise. After Compliance, Grace shall be entitled to exercise the Option with respect to 3,400,000 Option Shares during each year of the term of this Agreement in increments of not less than 500,000 Option Shares. Grace hereby agrees and accepts that the Option may only be exercised by Grace while she is employed by the Company and this Agreement is in full force and effect or as otherwise provided in the Plan. The per share exercise price shall not be less than One Hundred (100%) percent of the fair market value of the Company’s Common Stock at the time of the exercise of the Option. Grace shall have the right to accumulate non-exercised Options over the five year term of this Agreement (i.e. if only 400,000 Option Shares are exercised during year one, 6,400,000 Option Shares may be exercised during year two);

            (iii) Exercise Procedure. After Compliance, the Option may be exercised only with respect to the maximum number of Option Shares provided herein by Grace’s giving the Company notice in writing to that effect (the “Exercise Notice”) which notice shall specify the permitted number of Option Shares intended to be purchased, shall designate where the Option Shares are to be delivered; and shall be accompanied by a certified, cashier’s, bank check, bank letter of credit or note receivable as set forth in sub paragraph (iv) below, representing the Exercise Price for the number of Option Shares so purchased together with the cost of any applicable revenue stamp, stock transfer taxes or other similar obligations imposed under applicable law. Upon receipt of the Exercise Notice, the Company shall forthwith (within a period of five days) either: (1) cause a certificate or certificates representing the number of Option Shares so purchased to be delivered to Grace or her designee(s) at the address specified in the Exercise Notice; or (2) commence appropriate procedures and practices with the Company’s transfer agent, including the issuance of any opinion of counsel as may be required, and designed to cause the transfer to the name of Grace or her nominee(s) or designee(s) of the number of Option Shares so purchased.

                  (iv) Loan Account. The Company may establish a loan account with Grace whereby Grace will be advanced funds to exercise the Option. In the event funds are advanced to Grace, Grace hereby agrees to repay the same together with accrued interest at the rate of five (5%) percent per annum on the earlier of: (i) the sale of the Option Shares; or (ii) the second anniversary of the advance of funds.

     6. Expenses. Upon submission of proper vouchers and receipts in accordance with the Company’s policies, the Company will pay or reimburse Grace for reasonable transportation, hotel, travel and related expenses incurred by Grace on business trips, and for other reasonable and necessary business and entertainment expenses incurred by her in connection with the performance of her duties on behalf of the Company hereunder during the Term, all subject to such limitations as may from time to time be prescribed by Company policy.

     7. Termination. This Agreement and Grace’s employment may be terminated as follows:

        A. Termination for Cause. The Company shall have the right, effective immediately upon written notice to Grace, to terminate Grace’s employment with the Company hereunder forthwith and to discharge Grace for “cause”. For purposes of this Agreement, termination for “cause” shall mean termination of Grace’s employment by the Company if any one of the following events shall occur: (i) Grace’s conviction in a court of law of any felony; (ii) any breach by Grace of her fiduciary duties to the Company; (iii) any material breach by Grace of the terms or provisions of this Agreement which breach is not cured within thirty calendar days after notice from the Company, provided, however, that the Company shall have the right to immediately terminate Grace’s employment in the event that Grace breaches any of her obligations under Sections 9 or 10 hereof; (iv) Grace’s failure or refusal to perform her duties hereunder, and which failure or refusal is not remedied by Grace within fifteen (15) calendar days after prior notice from the Company; or (v) any act of dishonesty or disloyalty by Grace which materially adversely affects the business of the Company.

        B. Death. Grace’s employment with the Company pursuant to this Agreement shall automatically terminate effective on the date of Grace’s death.

        C. Termination Due to Disability. The Company may, in its sole discretion, terminate Grace’s employment with the Company hereunder in the event Grace should become physically or mentally disabled so that she is unable to perform her material duties hereunder for a period of (i) sixty (60) consecutive days, or (ii) an aggregate of ninety (90) days during any six (6) consecutive months.

     8. Rights Upon Termination. Upon her termination, Grace shall have the following rights under this Agreement:

        A. If this Agreement is terminated pursuant to Section 7 hereof, the Company shall pay Grace, or her legal representatives or estate, as the case may be, within thirty (30) days from the effective date of termination (i) any unpaid salary accrued to the effective date of termination, (ii) reimbursement for any expenses reasonably incurred with respect to periods prior to the effective date of termination, and (iii) any benefits required to be paid by the Company pursuant to the Company’s plans, inclusive of disability, death or pension benefits, to which Grace is entitled at the effective date of termination (in the case of death or disability, payment, if any, shall be made within thirty (30) days of termination or as soon as practicable thereafter), the aggregate of the aforesaid payments being collectively referred to hereinafter as the “Termination Payments.”

        B. In the event of a termination of this Agreement, Grace shall remain bound by the provisions of Sections 9, 10 and 11 hereof, provided that such termination was effected pursuant to Section 7A, Section 7C or by voluntary termination.

        C. Grace acknowledges that all records and documents containing Proprietary Information (as that term is hereinafter defined) prepared by Grace or coming into her possession by virtue of her services to the Company are and will remain the property of the Company. Upon termination of this Agreement, Grace shall immediately return to the Company all such items in her possession and all copies of such items.

     9. Exposure to Proprietary Information

        A. As used in this Agreement, “Proprietary Information” means all information of a business or technical nature that relates to the business of the Company including, without limitation, all information about corporate structure and organization. Company personnel, products, whether currently released or in development, all inventions, discoveries, improvements, copyrightable work, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae and techniques, customer lists and any information regarding the business and plans of any customer, supplier or contractor of the Company, marketing or sales techniques, methods, plans or any other information that the Company discloses to Grace in confidence. Notwithstanding the preceding sentence, the term “Proprietary Information” does not include specific information that is or becomes publicly available through no fault of Grace.

        B. In recognition of the special nature of Grace’s services under this Agreement, including her special access to the Proprietary Information, and in consideration of her retention pursuant to this Agreement, Grace agrees to the covenants and restrictions set forth in Section 10.

     10. Use of Proprietary Information; Restrictive Covenants.

        A. Grace acknowledges that the Proprietary Information constitutes a protectible business interest of the Company, and covenants and agrees that during the Term, whether under this Agreement or otherwise, and after the termination of this Agreement, she will not, directly or indirectly, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of her services for the Company. Grace’s obligations under this Section 10 with respect to particular Proprietary Information will survive expiration or termination of this Agreement, and will terminate only at such time (if any) as the specific and detailed Proprietary Information in question becomes generally known to the public other than through a breach of Grace’s obligations under this Agreement.

        B. Grace covenants and agrees that during the Term and until one year following such time as she ceases to be employed by the Company or any successor thereto, whether pursuant to a written agreement or otherwise (the “Restricted Period”), in any country in which the Company has customers at any time during the Restricted Period (the “Restricted Territory”), she shall not, directly or indirectly (either as principal, agent, consultant, proprietor, creditor, director, officer, employee or owner of more than five (5%) percent of the capital stock of any entity having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market): (i) perform services for, or engage in, any business that develops or sells products or services that are competitive with those provided by the Company including the design, development, manufacture and distribution of multi-level memory chips (the “Competitive Products or Services”) or any other products or services sold or developed by the Company or for which Grace has provided any assistance in planning, development, marketing, training, support, or maintenance; (ii) except on behalf of the Company, solicit any person or entity who is, or was at any time during the twelve (12) month period immediately prior to the termination of Grace’s services to the Company, a customer of the Company for the sale of Competitive Products or Services, or for any product or service of a type then sold by the Company, or for which Grace provided any assistance in planning, development, marketing, training, support, or maintenance; or (iii) solicit for employment any person who is, or was at any time during the twelve (12) month period immediately prior to the termination of Grace’s services to the Company, an employee of the Company.

Grace acknowledges and agrees that it is reasonable to prohibit Grace from competing with the Company in the manner set forth above. As previously indicated, this Section shall not apply to Grace’s ownership of less than five (5%) percent of the capital stock of any entity having a class of capital stock which is traded on any national stock exchange or in the over-the-counter market.

        C. The Parties acknowledge that the business of the Company is and will be international in scope and thus the covenants in this Section 10 would be particularly ineffective if the covenants were to be limited to a particular geographic area. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy, or the Restricted Territory unreasonably extensive, or any of the covenants set forth in Section 10A or B not fully enforceable, the other provisions of this Section 10, and this Agreement in general, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the Parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Restricted Period be deemed to be the longest period permissible by law, but not in excess of the length provided for in Section 10(b) and the Restricted Territory be deemed to comprise the largest territory permissible by law under the circumstances).

        D. Grace’s services are of a special, unique and extraordinary nature, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and a breach of the provisions of this Section 10 and/or Section 9 by Grace will cause the Company irreparable injury and damage. Grace acknowledges that the consequences of any breach of this Section 10 and/or Section 9 may not be fully compensable in damages and that, accordingly, the Company shall be entitled, to seek injunctive and other equitable relief to prevent a breach or threatened breach of any provision of this Section 10 and/or Section 9 (without being required to post a bond or other security), without waiving any of the rights the Company may have for damages or otherwise.

     11. Representations and Warranties of Grace. By virtue of her execution hereof, and in order to induce the Company to enter into this Agreement, Grace hereby represents and warrants as follows:

        A. She is not presently actively engaged in any business, employment or venture which is or may be in conflict with the business of the Company;

        B. She has full power and authority to enter this Agreement, to enter into the employ of the Company and to otherwise perform this Agreement in the time and manner contemplated;

        C. She is in good health and is not aware of any material medical conditions that will act as a bar to the Company’s obtaining a key man and/or disability income insurance policy on her life;

        D. Her compliance with the terms and conditions of this Agreement in the time and manner contemplated herein will not conflict with any instrument or agreement pertaining to the transaction contemplated herein; and will not conflict in, result in a breach of, or constitute a default under any instrument to which she is a party; and

        E. Grace has been advised, and by the execution of this Agreement, accepts and acknowledges that none of the shares of the Company’s Common Stock comprising the Option shall have been registered under the Securities Act of 1933, as amended (the “Act”) or under any state securities law; and that in granting the Option to Grace, the Company is relying upon an exemption from registration under the Act based upon Grace’s investment representations. Accordingly, and if and when she exercises the Option after the Compliance: (i) she will acquire the Option Shares for investment purposes only and without a view to the transfer or resale thereof; (ii) she will hold the Option Shares for a minimum of two years or as otherwise required or permitted by law; (iii) any sale of the Option Shares underlying the Option will be accomplished only in accordance with the Act and the rules and regulations of the Securities and Exchange Commission adopted thereunder. Furthermore, Grace hereby consents to the imposition of a standard restrictive legend on and the issuance of a stop transfer order against any and all certificates representing the Option Shares.

     12. Representations and Warranties of the Company. By virtue of the execution of this agreement, the Company hereby represents and warrants to Grace as follows:

        A. The Company is a corporation duly incorporated and validly existing under the laws of the State of Nevada;

        B. The Company has full power, right and authority to execute and perform this Agreement in the time and manner contemplated; and, subject to the compliance with applicable law as hereinabove indicated, to grant the option and deliver the Option Shares made the subject thereof;

        C. The execution and performance of this Agreement and the delivery of the Option Shares referred to herein will not result in a breach of or violate the provisions of any contract or agreement to which the Company is a party or to which the Option Shares are the subject;

        D. Following the Compliance, the Company shall reserve the Option Shares for issuance upon Grace’s exercise of the Option;

        E. The Company has all requisite power and authority to enter into this Agreement and to carry out the transaction contemplated hereby. When executed and delivered to Grace, this Agreement will be a binding obligation of the Company enforceable in accordance with its terms; and

        F. The Option Shares will be, when originally issued and delivered to Grace, duly and validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

     13. Expenses. Regardless of whether or not the transaction contemplated herein is consummated, each Party shall be responsible for its own share of all costs and expenses incurred in connection with this Agreement and transactions contemplated hereby.

     14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

     15. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by and against the successors and assigns of the Parties hereto.

     16. Assignment. Neither Party shall assign or transfer any rights or obligations hereunder, except that the Company may assign or transfer this Agreement to a successor or parent corporation in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company, provided that no such further assignment shall relieve the Company from liability for the obligations assumed by it hereunder.

     17. Entire Agreement. Each of the Parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and agreements, both written and oral, of the Parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, express or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.

     18. Laws of the State of Nevada. This Agreement shall be deemed to be made, executed and delivered in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of Nevada, irrespective of the place of domicile or residence of any Party.

     19. Arbitration. The Parties agree that in the event of a controversy arising out of the interpretation, construction, performance or breach of the Agreement, any and all claims arising out of or relating to this Agreement shall be settled by arbitration according to the Commercial Arbitration Rules of the American Arbitration Association located in the City of New York before a single arbitrator, except as provided below. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The Parties agree and consent that service of process in any such arbitration proceeding outside the City of New York shall be tantamount to service in person within City of New York and shall confer personal jurisdiction on the American Arbitration Association. In resolving all disputes between the Parties, the arbitrator will apply the law of the State of Nevada. The arbitrator is, by this Agreement, directed to conduct the arbitration hearing no later than three (3) months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened. The arbitrators will resolve any discovery disputes by such pre-hearing conferences as may be needed. All Parties hereby agree and consent that the arbitrator and any counsel of record to the proceeding will have the power of subpoena process as provided by law. Notwithstanding the foregoing, if a dispute arises out of or related to this Agreement, or the breach thereof, before resorting to arbitration the Parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association.

     20. Originals. This Agreement may be executed in counterparts, each of which so executed shall be deemed an original and constitute one of the same Agreement.

     21. Notices. All notices that are required to be or may be sent pursuant to the provisions of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to the President or Chief Executive Officer of each of the Parties at the address appearing herein, and shall count from the date of mailing or the date following the date of the airbill.

     22. Modification and Waiver. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality of this Agreement. The failure of any Party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature or kind.

     23. Severability. If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

     24. Indemnification. The following indemnification provisions shall be applicable to this Agreement:

        A. Each Party hereby irrevocably agrees to indemnify and hold the other Party harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, current, or inchoate to which that Party may become subject as a direct, indirect or incidental consequence of any action by the indemnifying Party or as a consequence of the failure of the indemnifying Party to act, whether pursuant to requirements of this Agreement or otherwise; and

        B. In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party all costs incurred including reasonable attorneys’ fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

     25. Taxes. Each Party shall be responsible for all taxes which are based on its own net income. All sales, value added, and use taxes arising out of transactions occurring under this Agreement shall be the responsibility of the Party conducting such transaction and each Party hereby indemnifies and holds the other harmless from any and all claims relating to sales or use taxes collected or due by the Party conducting each of the transactions hereof.

     IN WITNESS WHEREOF, each of the Parties has executed this Agreement on the date first written above.

e -Smart Technologies, Inc.

By:
Tamio Saito, Chief Technology Officer

Mary A. Grace